                          Exhibit B1

NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Twelve Months Ended September 30, 2000
(Unaudited, Subject to Adjustment)



INCOME
     Revenue (1)          $341,517
                    --------
     Total income          341,517
                    --------


EXPENSES

     Operating expenses
          Cost of sales          306,817
          Depreciation          5,840
          Selling, general and administrative expenses     31,831
          Income tax          (1,245)
                    --------
     Total operating expenses          343,243
                    --------

     Operating income (loss)          (1,726)

     Other income (expense)
          Goodwill amortization(2)     (337)
          Other income (expense), net     807
                    --------
     Other income (expense), net          470
                    --------
Net income (loss)          (1,256)

Accumulated deficit at beginning of period          (29,688)
Fair Value purchase accounting adjustment     30,562
                    --------
Accumulated deficit at end of period          $   (382)
                    ========


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)

(2) Income statements for the twelve month period ended September 30,2000, reflects a reclassification of $337,000 of goodwill amortization previously reflected on the "Depreciation and amortization" line in "Operating expenses", but now in "Other income and expense".